UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 13, 2023

ImmunityBio, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37507	43-1979754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3530 John Hopkins Court
San Diego, California 92121
(Address of principal executive offices, including zip code)
(844) 696-5235
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.0001 per share	IBRX	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 – Registrant’s Business and Operations
Item 1.01    Entry into a Material Definitive Agreement.
$30.0 million Variable-Rate Promissory Note
As previously disclosed in a Form 8-K filed by ImmunityBio, Inc. (the “Company”) on May 11, 2023, on May 9, 2023, the Company’s Executive Chairman and Global Chief Scientific and Medical Officer agreed to provide non-convertible debt financing to the Company in an amount of $30.0 million on substantially similar terms as prior financings. To that end, on June 13, 2023, the Company executed a $30.0 million promissory note with Nant Capital, LLC (“Investor”), an entity affiliated with Dr. Patrick Soon-Shiong, our Executive Chairman and Global Chief Scientific and Medical Officer (the “Note”). The Company may request up to three (3) advances of ten million dollars ($10,000,000) each pursuant to the Note. The principal amount of each advance will bear interest at term secured overnight financing rate (“Term SOFR”) plus 8.0% per annum. The accrued interest on any advance shall be payable quarterly on the last business day of June, September and December. The outstanding principal amount and any accrued and unpaid interest on advances are due on the earlier of (i) December 31, 2023 or (ii) upon the occurrence and during the continuance of an Event of Default (as defined in the Note). We may prepay the outstanding principal amount, together with any accrued interest, on any then-outstanding advances, at any time, in whole or in part, without premium or penalty, and without the prior consent of Investor, upon five (5) days written notice to Investor.
We expect to receive net proceeds of approximately $29.85 million from this financing, net of a $150,000 origination fee (0.5%) paid to the Investor, assuming all advances are drawn under the Note, which we intend to use, together with other available funds, to progress our pre-commercialization efforts and clinical development programs, fund other research and development activities, for capital expenditures, and for other general corporate purposes. We may also use a portion of the net proceeds to license intellectual property or to make acquisitions or investments.
The foregoing is only a brief description of the material terms of the Note, and does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the note that is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Section 2 – Financial Information
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
To the extent relevant, the information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Section 5 – Corporate Governance and Management
Item 5.07    Submission of Matters to a Vote of Security Holders.
On June 13, 2023, ImmunityBio, Inc. held its Annual Meeting of Stockholders (the “Annual Meeting”). Of the 435,923,104 shares of our common stock, par value $0.0001 per share (“Common Stock”) outstanding as of April 17, 2023, 374,681,050 shares of Common Stock were represented, either by attending the Annual Meeting virtually or by proxy, constituting (i) a quorum under the company’s bylaws and (ii) approximately 86% of the outstanding shares of Common Stock entitled to vote. The matters voted on at the Annual Meeting and the votes cast with respect to each such matter are set forth below.
1.Election of Nine Directors. The following nominees were re-elected by the holders of our Common Stock to serve as directors for a one year term expiring at the 2024 annual meeting of stockholders based on the following results of voting. Each director’s term continues until the election and qualification of his or her successor, or until his or her earlier retirement, resignation, disqualification, removal, or death.

Nominee	Votes “For”	Votes “Withheld”	“Broker Non-Votes”

Patrick Soon-Shiong, M.D.	334,538,179	6,075,920	34,066,951
Cheryl L. Cohen	339,932,285	681,814	34,066,951
Richard Adcock	339,531,860	1,082,239	34,066,951
Michael D. Blaszyk	339,884,168	729,931	34,066,951
John Owen Brennan	337,964,499	2,649,600	34,066,951
Wesley Clark	338,703,037	1,911,062	34,066,951
Linda Maxwell, M.D.	340,016,716	597,383	34,066,951
Christobel Selecky	339,831,897	782,202	34,066,951
Barry J. Simon, M.D.	337,635,450	2,978,649	34,066,951
2.Ratification of Appointment of Independent Registered Public Accounting Firm. The appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 was ratified based on the following results of voting:

Votes “For”	Votes “Against”	Abstentions	“Broker Non-Votes”

374,132,354	270,094	278,602	—

Section 9 – Financial Statements and Exhibits
Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description

10.1	Promissory Note between ImmunityBio, Inc. and Nant Capital, LLC dated June 13, 2023.
104	Cover page interactive data file (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNITYBIO, INC.

Date: June 14, 2023	By:	/s/ David C. Sachs
David C. Sachs
Chief Financial Officer